Exhibit (h)(18)

AMENDMENT NO. 3

TO

AMENDED AND RESTATED TRANSFER AGENCY AND SERVICES AGREEMENT

This Amendment No. 3 To Amended And Restated Transfer Agency And Services Agreement, dated as of                     , 2016 (“Amendment No. 3”), is being entered into by and among BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and Domini Investment Trust (formerly the Domini Social Investment Trust) (“Investment Company”), on its own behalf and on behalf of each Portfolio of the Investment Company listed on Schedule C of the Agreement, each in its individual and separate capacity. Capitalized words used in this Amendment No. 3 but not defined in this Amendment No. 3 shall have the meaning ascribed to such capitalized term in the Agreement.

Background

BNYM (under its former name PFPC Inc.) and each Fund (under their former Domini Social name) previously entered into the Amended And Restated Transfer Agency And Services Agreement, dated as of June 2, 2008, and BNYM (under its former name PNC Global Investment Servicing (U.S.) Inc.) and each Fund entered into amendments thereto dated as of May 1, 2009 and July 1, 2010 (collectively, such agreement and the designated amendments are referred to herein as the “Current Agreement”). The parties agree to amend the Current Agreement as set forth in this Amendment No. 3.

Terms

NOW, THEREFORE, In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as set forth above and as follows:

1.         Modifications to Current Agreement. The Current Agreement is amended as follows:

(a)       The words “PFPC Inc.” and “PNC Global Investment Servicing (U.S.) Inc.” shall be deleted each place they appear and replaced in their entirety with the words “BNY Mellon Investment Servicing (US) Inc.”, the defined terms “PFPC” and “PNC” shall be deleted each place they appear and replaced in their entirety with “BNYM”, and each reference to “The PNC Financial Services Group, Inc.” or other former parent organization of BNYM shall be deleted each place it appears and replaced with “The Bank of New York Mellon Corporation”.

(b)       The introductory paragraph of the Agreement is deleted and replaced in its entirety by the following:

This Amended And Restated Transfer Agency And Services Agreement is made as of June 2, 2008 (“Effective Date”) by and between BNY Mellon Investment Servicing (US) Inc. (formerly known as PFPC Inc.) (“BNYM”) and Domini Social Investment Trust (the “Investment Company”), on its own behalf and on behalf of each Portfolio (as defined below) of the Investment Company listed on Schedule C, each in its individual and separate capacity. The term “Fund” as used hereinafter in this Agreement means the Investment Company and each Portfolio of the Investment Company listed on Schedule C, all and each considered in its individual and separate capacity.

(c)       The defined term “Fund” is deleted each place it appears in each of the WHEREAS clauses under the caption “WITNESSETH” and is replaced by the defined term “Investment Company.”

(d)         Section 11.1 is deleted and replaced in its entirety with the following:

11.1       BNYM agrees to perform its obligations hereunder in a commercially reasonable manner but shall be liable to the Fund (or any person or entity claiming through or for the Fund) under this Agreement solely and exclusively for loss, cost, expense or damages resulting from breaches of the Agreement that constitute the intentional misconduct, reckless disregard, fraud or negligence of BNYM in the performance of the Agreement and the recovery of such loss, cost, expense or damages is not excluded by another provision of this Agreement.

(e)	The first sentence of Section 11.2 is deleted and replaced in its entirety with the following:

11.2      (a)       Subject to Section 11.2(b), BNYM’s maximum aggregate cumulative liability to the Fund and all persons or entities claiming through the Fund, considered as a whole, for all loss, cost, expense, obligations, liabilities and damages under the Agreement, the recovery of which is not excluded by another provision of this Agreement, including without limitation BNYM’s obligations and liabilities under Section 10.2, shall not exceed the lesser of (i) $1,500,000 or (ii) fees actually paid to BNYM by the Fund for services provided hereunder during the twelve (12) full calendar months immediately preceding the last “Loss Date”, which is hereby defined to means the date of occurrence of the event or circumstance causing a particular loss, or the date of occurrence of the first event or circumstance in a series of related events or circumstances causing loss.

(b) Section 11.2(a) shall not be applicable to loss, cost, expense, obligations, liabilities and damages arising due to the intentional misconduct or fraud of BNYM.

(f)	The following sentence is added to the end of Article 12:

FOR CLARIFICATION, THIS ARTICLE 12 SHALL APPLY TO ARTICLE 10, EXCEPT THAT RECOVERY OF COUNSEL FEES AND EXPENSES AND COURT COSTS SHALL NOT BE EXCLUDED BY THIS ARTICLE 12.

(g)         Exhibit B shall be deleted in its entirety and replaced with the Schedule B attached to Amendment No. 3 to Amended And Restated Transfer Agency Services Agreement, dated as of             , 2016, among BNYM and the Funds.

(h)         A new Schedule C is added which reads in its entirety as set forth in the Schedule C attached to Amendment No. 3 to Amended And Restated Transfer Agency Services Agreement, dated as of             , 2016, among BNYM and the Funds.

2.         Remainder of Current Agreement. Except as explicitly amended by this Amendment No. 3, the terms and provisions of the Current Agreement are hereby ratified, declared and remain in full force and effect.

3.         Governing Law. The governing law of the Current Agreement shall be the governing law of this Amendment No. 3.

4.         Entire Agreement. This Amendment No. 3 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

5.         Facsimile Signatures; Counterparts. This Amendment No. 3 may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment No. 3 or of executed signature pages to this Amendment No. 3 by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment No. 3.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be executed by their duly authorized officers as of the day and year first written above.

Domini Investment Trust,	BNY Mellon Investment Servicing (US) Inc.
on its own behalf and on behalf of each
Portfolio listed on Schedule C, each in its	By:
separate and individual capacity
Name:
By:
Title:
Name:

Title:

Schedule B

This Schedule B is Schedule B to the Amended And Restated Transfer Agency And Services Agreement, dated as of June 2, 2008, between BNY Mellon Investment Servicing (US) Inc. and Domini Social Investment Trust , on its own behalf and on behalf of each Portfolio of Domini Social Investment Trust listed on Schedule C.

Name	Date
Red Flag Services Amendment	5/1/2009
Amendment No. 2 To Amended and Restated Transfer Agency And Services Agreement	7/1/2010
Amendment No. 3 To Amended and Restated Transfer Agency And Services Agreement	/ /2016

Schedule C

(                    , 2016)

This Schedule C is Schedule C to the Amended And Restated Transfer Agency And Services Agreement, dated as of June 2, 2008, between BNY Mellon Investment Servicing (US) Inc. and Domini Trust, on its own behalf and on behalf of each Portfolio of Domini Investment Trust listed on this Schedule C.

Portfolios of Domini Investment Trust

Domini Impact International Equity Fund

Domini Impact Bond Fund

Domini Impact Equity Fund